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                                                                    EXHIBIT 99.1


[DOMAN INDUSTRIES LETTERHEAD]                     [WESTERN FOREST PRODUCTS LOGO]

DOMAN INDUSTRIES LIMITED
435 TRUNK ROAD
DUNCAN, BRITISH COLUMBIA
CANADA V9L 2P9

TELEPHONE:  (250) 748-3711
FACSIMILE:  (250) 748-6045



                          DOMAN RESTRUCTURING COMPLETE;
                   NEW COMPANY IS WESTERN FOREST PRODUCTS INC.

FOR IMMEDIATE RELEASE

July 27, 2004 - Duncan, British Columbia. Doman Industries Limited and Western Forest Products Inc. are pleased to announce that, in connection with the Plan of Compromise and Arrangement (the "Plan") in respect of Doman and certain of its subsidiaries under the Companies' Creditors Arrangement Act ("CCAA"), the transactions contemplated by the Plan were completed on July 27, 2004 and the Plan was implemented. The stay of proceedings under the CCAA will be lifted at 11:59 p.m. on July 28, 2004.

"This has been a long and complex process which I am pleased to see is now at an end," says Rick Doman, President and Chief Executive Officer of Western Forest. "For the last 20 months we have focused on restructuring the company, and now that we have done so it is time to move forward and optimize operations to take full advantage of the efficiencies we have implemented and strong market prices. Throughout this difficult time our employees, customers, suppliers, and communities have stood by us with patience. I thank them for their strong support and confidence."

Under the Plan, Western Forest becomes the successor business to Doman. A total of 25,635,931 Common Shares of Western Forest and US$221 million principal amount of Secured Bonds of Western Forest (issued at a price of US$950 per US$1,000 principal amount) were distributed under the Plan to former creditors of Doman and certain standby purchasers. The Toronto Stock Exchange has conditionally approved the Western Forest Common Shares for listing under the symbol "WEF", subject to meeting the Exchange's customary listing requirements. It is expected that the Western Forest Common Shares will commence trading on the Toronto Stock Exchange at the opening on or about August 3, 2004.

19,226,931 Common Shares were distributed to the group of former unsecured noteholders and trade creditors of Doman and certain of its subsidiaries. 2,890,053 Common Shares and US$99,657,000 principal amount of Secured Bonds were issued upon the exercise of Class A and B Warrants of Western Forest distributed by Western Forest on June 29, 2004 to that group. As noted in Doman's press release issued on July 19, 2004, in excess of 90% of the Class A and B Warrants were exercised. Certain standby purchasers were required under a standby commitment to subscribe for and take up the Common Shares and Secured Bonds not acquired pursuant to the exercise of the Class A and B Warrants. 3,518,947 Common Shares and US$121,343,000 principal amount of Secured Bonds were issued to the standby purchasers pursuant to that commitment and a concurrent private placement.

The proceeds received from the exercise of the warrants, the standby commitment and the private placement were used by Doman primarily to repay US$160,000,000 of 12% series A and series B secured notes and related costs and to fund its CCAA exist costs.

The Plan did not provide for any distributions to Doman shareholders other than Class C Warrants of Western Forest. Certificates for the Class C Warrant are expected to be mailed to Doman shareholders shortly, although due to the requirement to round down all fractional Class C Warrants Doman shareholders holding fewer than 67 shares will not receive any Class C Warrants. Each Class C Warrant entitles the holder to purchase one common share of Western Forest, is non-transferable and has a five year term, subject to certain early termination provisions. The Class C Warrants will not be listed. The holders of Class A and B Shares of Doman are entitled to receive on a pro rata basis, in the aggregate, 45% of the Class C Warrants. The holders of the Class A Preferred Shares of Doman are entitled to receive on a pro rata basis, in the aggregate, 55% of the Class C Warrants. The Class C Warrants are to be issued effective today in three tranches exercisable for an aggregate of up to 569,630, 854,446 and 1,424,076 Common Shares at exercise prices of Cdn$16.28, Cdn$26.03 and Cdn$33.83, respectively.


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                                     - 2 -

Western Forest has adopted an incentive stock option plan for its directors, officers, employees and consultants and has reserved 2,500,000 Common Shares for issuance thereunder.

Finally, as a condition to the implementation to the Plan, Western Forest and certain of its post-Plan implementation subsidiaries have entered into a credit agreement with CIT Business Credit Canada Inc. to establish a working capital facility of Cdn$100 million to replace an existing working capital facility between CIT and Doman.

The Toronto Stock Exchange halted trading in the Doman Class A and B Shares on July 27, 2004, and it is expected that the halt will not be lifted until the stay of proceedings is lifted. At that time, the Doman Class A and B Shares are expected to be de-listed from the Toronto Stock Exchange.

The officers of Western Forest are Jaspaul (Rick) H. Doman (President and Chief Executive Office), Philip G. Hosier (Vice-President, Finance and Corporate Secretary) and Stephen Ward (Controller and Assistant Secretary).

Effective upon implementation of the Plan, John Lacey, John McIntyre, John Newman, James Arthurs, Peter Gordon, Lee Doney and Derek Brown joined Mr. Rick Doman as directors of Western Forest. Mr. Brown subsequently resigned, and the board of directors expects to appoint another director in his stead shortly.

Mr. Rick Doman resigned as a director and officer of Doman and all remaining subsidiaries of Doman effective upon implementation of the Plan, as did Mr. Hosier and the other officers of those entities.

About Doman:

Following implementation of the Plan, Doman will no longer carry on any active business or hold any material assets.

About Western Forest:

Following implementation of the Plan, Western Forest becomes an integrated Canadian forest products company and the second largest coastal woodland operator in British Columbia. Principal activities conducted by Western Forest and its post-Plan implementation subsidiaries include timber harvesting, reforestation, sawmilling logs into lumber and wood chips, value-added remanufacturing and producing NBSK pulp. All of Western Forest's operations, employees and corporate facilities are located in the coastal region of British Columbia and its products are sold in 30 countries worldwide.

This press release contains statements that are forward-looking in nature. Such statements involve known and unknown risks and uncertainties that may cause the actual results of Doman or Western Forest to be materially different from those expressed or implied by those forward-looking statements. Such risks and uncertainties include, among others: general economic and business conditions, product selling prices, raw material and operating costs, changes in foreign-currency exchange rates and other factors referenced herein and in Doman's annual information form and annual report.

FOR FURTHER INFORMATION CONTACT: RICK DOMAN  250 748 3711
                                 P.G. HOSIER 604 665 6231.